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                                                                Exhibit 10.3



                              EMPLOYMENT AGREEMENT


                  AGREEMENT dated as of July 8, 1999, between SYRATECH CORPORATION, a Delaware corporation (the "Company"), and AMI A. TRAUBER (the "Executive").

                  The Executive has been acting as a Vice President, the Treasurer and the Chief Financial Officer of the Company, since February 1, 1998 (the "Initial Employment Date"). The Board of Directors of the Company (the "Board") has requested that the Executive enter into this Agreement so that the Company may (i) be assured of the services of the Executive on a full-time basis for a period of not less than three years from the Initial Employment Date, and
(ii) have the benefit of the Executive's services as an advisor, and the Executive's covenant not to compete with the Company, for a period (determined as hereinafter provided) following the Executive's term of full-time employment.

                  In consideration of the covenants and agreements herein contained, the parties agree as follows:

                  1.       EMPLOYMENT AND ACCEPTANCE; TERM.

                           1.1 The Company hereby employs the Executive, and the
Executive hereby accepts employment from the Company, for a term of service (including a term of full-time employment and a term of advisory service) determined in accordance with this Agreement.

                           1.2 The Executive's term of full-time employment
pursuant to this Agreement shall be deemed to have commenced on the Initial Employment Date and,

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unless otherwise terminated pursuant to Section 4 of this Agreement, shall continue until the later of (i) the third anniversary of the Initial Employment Date, or (ii) the thirtieth (30th) day following receipt of a written notice of termination, given either by the Company to the Executive or by the Executive to the Company, which notice shall state that it is being given pursuant to Section
1.2 of this Agreement. The Executive's term of advisory service (the "Advisory Period") shall begin on the day next following the last day of the Executive's term of full-time employment in accordance with this Agreement (the "Full Time Ending Date") and shall end on the earliest to occur of (a) the third anniversary of the Full Time Ending Date, (b) that date which shall follow the Full Time Ending Date by a number of days equal to the product obtained by multiplying 183 by the number of full years ("year" being defined as a period of 365 calendar days) of the Executive's full-time employment elapsed between the Initial Employment Date and the Full Time Ending Date, and (c) that date which shall be the 183rd day following the giving of notice to the Executive by the Company (which notice may be given at any time during the final 183 days of the Executive's term of full-time employment or at any time thereafter) that it elects to terminate the Executive's Advisory Period. The earliest to occur of such dates is hereinafter called the "Advisory Period Termination Date."

                  2. DUTIES AND AUTHORITY.

                           2.1 DUTIES DURING TERM OF FULL-TIME EMPLOYMENT.
During the Executive's term of full-time employment the Executive shall devote his full working time and energies to the business and affairs of the Company. The Executive agrees during such term to use his best efforts, skill and abilities to promote the Company's interests; to

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serve as a director and officer of the Company if elected by the stockholders or Board; to serve as a director and officer of any corporation which is a subsidiary of the Company if elected by the stockholders or board of directors of such subsidiary corporation ; and to perform such duties (consistent with his status as set forth below in this Section 2) as may be assigned to him by the Board or by the Chief Executive Officer of the Company (the "CEO") or his designee. During his term of full-time employment, the Executive shall not, directly or indirectly, without the prior consent of the members of the Board, acting unanimously, render any services to any other person, or acquire any interests of any type in any other person, in conflict with his full-time, exclusive position as Chief Financial Officer of the Company; provided, however, that the foregoing shall not be deemed to prohibit the Executive from (a) acquiring, solely as an investment and through market purchases, securities of any entity which are registered under
Section 12 of the Securities Exchange Act of 1934 and which are publicly traded so long as he is not part of any control group of such entity, (b) acquiring, solely as an investment, any securities of, or interests in, any other entity so long as he remains a passive investor in such entity and does not become part of any control group thereof and so long as such entity has no material business connection with the Company or any of its subsidiaries,
(c) serving as a director of any other entity that is not in competition with the Company or any of its subsidiaries and which has no material business connection with the Company or any of its subsidiaries including any connection as supplier or customer; or (d) devoting such time and energy as the Executive deems appropriate consistent with his duties hereunder to the work of eleemosynary institutions of the Executive's choosing.

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                           2.2 AUTHORITY. Subject to the direction and control
of the Board, during the Executive's term of full-time employment the Executive shall be a Vice President and the Chief Financial Officer of the Company and, as such, shall have the power and authority now provided for in Sections 5.8 and
5.10 of Article 5 of the Bylaws of the Company. The Executive will perform his services subject only to the direction and control of the Board and the CEO or the CEO's designee and will report to the CEO or his designee and, if requested to do so, to the Board.

                           2.3 DUTIES DURING ADVISORY PERIOD. During the
Executive's Advisory Period (as determined in accordance with Section 1.2), the Executive will provide such advisory services concerning the business, affairs and management of the Company as may be reasonably requested by the Board and the CEO or his designee but shall not be required to devote more than the equivalent of 40 full working days each year to such services, which shall be performed at a time and place selected by the Company that is reasonably convenient to the Executive. The Executive may, subject to the restrictions of Sections 7 and 8, engage in other employment during the Advisory Period, and the Company shall use its best efforts to require his advisory services under this Agreement at times and places compatible with his other employment or with his private activities. If requested by the Board and elected, the Executive shall serve, without additional compensation, as a member of the Board and/or Executive Committee and other committees of the Board during the Advisory Period. During the Advisory Period the Company shall supply the Executive with such secretarial and other services (including



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transportation and the use of office facilities) as shall be necessary to the performance of his duties under this Section.

                  3. COMPENSATION.

                           3.1 BASE SALARY DURING TERM OF FULL-TIME EMPLOYMENT.
The Company shall pay or cause to be paid to the Executive during the term of full-time employment a base salary of not less than Three Hundred Twenty-Five Thousand Dollars ($325,000) per annum, payable in monthly or more frequent installments in accordance with the Company's regular payroll practices for senior executives. It is expressly contemplated that the Company may, in its discretion but without any obligation, increase the Executive's base salary for one or more specified and limited periods during the term of full-time employment.



                           3.2 BASE SALARY DURING ADVISORY PERIOD. The Company
shall pay or cause to be paid to the Executive during the Advisory Period annual compensation in an amount equal to 25% of the Executive's base salary. As used in this Section 3.2, the term "base salary" shall mean the average annual base salary paid by the Company to the Executive during the Executive's term of full-time employment. Such compensation shall be paid in monthly or more frequent installments in accordance with the Company's regular payroll practices for senior executives. Amounts paid to the Executive pursuant to this Section
3.2 shall not diminish or otherwise adversely affect any retirement benefits to which the Executive might otherwise be entitled.

                  3.3      OTHER BENEFITS.


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6


                                    3.3.1 During the term of full-time
employment the Executive shall remain eligible to participate and shall be entitled to participate in any pension, profit-sharing, bonus, stock award, stock option or similar plan or program of the Company now existing or established hereafter, to the extent that he is eligible under the general provisions thereof. The retirement benefits accorded to certain key executives pursuant to individual contracts shall not be deemed to be a pension plan for purposes of this Section 3.3.1.

                                    3.3.2 During the Executive's term of
full-time employment and during the Advisory Period, the Executive shall also be entitled to participate on the same basis as other senior executives or retired senior executives of the Company, as applicable, in any group insurance, hospitalization, medical, health and accident, disability, or similar plans and programs (collectively, "Insurance Plans") of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof; provided, however, that in the event the Advisory Period commences prior to the 65th anniversary of then Executive's date of birth, the Company, at its expense, shall cause the Executive's coverage under all such Insurance Plans that were in effect at the termination of the Executive's term of full-time employment to continue until the 65th anniversary of the Executive's date of birth or, if earlier, the termination of the Advisory Period, as if the Executive had remained a full-time employee of the Company until such date.

                  4. TERMINATION OF SERVICE.

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                           4.1 DISCHARGE FOR CAUSE. The Board may discharge the
Executive for cause at any time and thereby terminate the Executive's term of service. Such discharge shall be effected by written notice (the "Discharge Notice") to the Executive which shall specify the reasons for the Executive's discharge and the effective date thereof. As used herein, the term "for cause" shall mean (i) criminal conduct (evidenced by a conviction other than a conviction for a traffic violation or other minor offense), (ii) willful violation of any material policy of the Company (including, for example, the Company's Securities Trading Policy or its Sexual Harassment Policy) or (iii) willful violation of written directions from the Board or the CEO or his designee (which directions must not be materially inconsistent with the provisions of this Agreement). Upon termination pursuant to this Section 4.1, this Agreement and all benefits hereunder shall terminate, except (a) that such discharge and termination shall not affect any vested rights that the Executive may have at the time of discharge and termination pursuant to any insurance or other death benefit (excluding the death benefit provided for in Section 4.3), bonus, retirement, severance pay or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any options granted thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements, and (b) as otherwise provided in Sections 6, 7 and 8.

                           4.2 DISABILITY. The Executive's term of full-time
employment may be terminated by the Company if the Executive becomes disabled during his employment hereunder so that he is unable substantially to perform his services hereunder for six consecutive months. Such termination shall be determined by resolution of the


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Board after the expiration of said six months, said termination to be operative on the effective date determined in such resolution, which such effective date shall not be sooner than thirty days after written notice to the Executive of the adoption of such resolution. The Company shall pay the Executive his full compensation through such effective date. Amounts paid to the Executive pursuant to this Section 4.2 shall not (i) diminish or otherwise adversely affect the retirement benefits, if any, to which the Executive might otherwise be entitled, or (ii) affect any rights which the Executive may have at the time of termination pursuant to any insurance or other death benefit, bonus, retirement, severance pay or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any options granted thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements. No Advisory Period shall follow a termination of the Executive's employment pursuant to this Section 4.2.

                           4.3 DEATH. If the Executive shall die during t he
term of this Agreement, this Agreement and all benefits hereunder shall terminate except that (i) if death occurs during the term of full-time employment, the Executive's Estate shall be entitled to receive the Executive's final base salary as defined in Section 3.2 to the last day of the sixth month next following the month in which his death occurs; (ii) if death occurs during the Advisory Period, the Executive's Estate shall be entitled to receive the compensation being paid to him under Section 3.2 immediately before his death to the last day of the sixth month next following the month in which his death occurs or, if earlier, the month in which the Advisory Period otherwise would have ended pursuant to Section 1.2; (iii) such termination shall not affect any vested rights which the Executive


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may have at the time of his death pursuant to any insurance or other death benefit, bonus, retirement, or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any vested options granted thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

                           4.4 DISCHARGE WITHOUT CAUSE; DIMINUTION OF DUTIES AND
RESPONSIBILITIES. The Company retains the right to discharge the Executive without cause at any time by written notice of termination of full-time employment given to the Executive, which notice shall become effective no sooner than 30 days after receipt thereof. Notwithstanding the failure of the Company to give such notice, if, following a change of control of the Company, the Executive shall not be continued during the term of his full-time employment hereunder as a Vice President and Chief Financial Officer of the Company with the responsibilities, powers and authority provided in Section 2.2, the Executive shall have the right to terminate his term of full-time employment under this Agreement by giving written notice to the Company at any time within ninety days after such event. The Executive's term of full-time employment shall terminate on the effective date specified in such notice which effective date shall be no sooner than thirty days following the date on which such notice is given. If the Company discharges the Executive without cause, or, if the Executive terminates his term of full-time employment pursuant to this Section, the Executive shall continue to receive, as severance compensation, all of the compensation provided in Section 3.1 hereof, and shall be entitled to all of the benefits which he would otherwise be entitled to receive (including, but not limited to, the benefits referred to in Section 3.3 hereof), for and during the period ending


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on the third anniversary of the Initial Employment Date; and, moreover, from and after the date when such payments cease, the Executive shall be relieved of his obligations under Section 8 of this Agreement. For the purpose of determining the other benefits which the Executive would otherwise have received under Section 3.3 during each year of the term of full-time employment had such termination not occurred, it shall be assumed that the Executive would have received benefits (including executive bonuses but excluding stock awards, stock options and other similar incentive compensation) equal to those that he received with respect to the last fiscal year of the Company ended during the term of his full-time employment. In addition, the Company shall at its expense cause the Executive's coverage under all of the Company's Insurance Plans which were in effect at the termination of the Executive's term of full-time employment to continue until his 65th birthday or, if earlier, the third anniversary of the Initial Employment Date, as if he had remained a full-time employee of the Company until such date.

                  5. EXPENSES.

                  Upon submission of proper vouchers, which shall be subject to review by the CEO or his designee, the Company will pay or reimburse the Executive for all transportation, hotel and living expenses incurred by the Executive on business trips taken with the approval of the CEO or his designee outside the metropolitan Boston area, and for all other business and entertainment expenses reasonably incurred by him in connection with the business of the Company and its subsidiaries during the term of his service hereunder (including his term of full-time employment and the Advisory Period), all in


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accordance with Company policies in effect on the date hereof and/or hereafter from time to time during the term of this Agreement.

                  6. INDEMNIFICATION.

                  The Company will indemnify the Executive and his legal representatives to the extent permitted by the laws of the State of Delaware and the existing By-laws of the Company or any other applicable laws or the provisions of any other corporate document of the Company, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of his being or having been a director or officer of the Company or any of its subsidiaries, or action taken purportedly on behalf of the Company or any of its subsidiaries. The Company will, upon request by the Executive, promptly advance or pay any amounts for costs, charges or expenses (including but not limited to legal fees and expenses incurred by counsel retained by the Executive) in respect of his right to indemnification hereunder, subject to later determination as to the Executive's ultimate right to receive such advances. The provisions of this Section 6 will survive any termination of this Agreement.

                  7.       PROTECTION OF CONFIDENTIAL INFORMATION.

                           7.1 COVENANT. The Executive acknowledges that his
employment by the Company will, throughout the term of this Agreement, bring him into close contact with many confidential affairs of the Company, including information about


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costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future development and other information not readily available to the public. The Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. The Executive further acknowledges that the business of the Company is international in scope, and that the nature of the Executive's services, position and expertise are such that he is capable of competing with the Company from nearly any location in the Western Hemisphere. In recognition of the foregoing, the Executive covenants and agrees that he will keep secret all material confidential matters of the Company that are not otherwise in the public domain and will not (otherwise than in the ordinary course of the Company's business) intentionally disclose them to any Competitive Business (as defined in Section 8.3) either during or after the term of this Agreement except with the Company's prior written consent.

                           7.2 SPECIFIC REMEDY. If the Executive commits a
material breach of any of the provisions of Section 7.1, the Company shall have, in addition to the other remedies provided by law, the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

                           7.3 The provisions of this Section 7 shall survive
any termination of this Agreement.

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                  8. NON-COMPETITION.

                           8.1 COVENANT. (a) In recognition of the
considerations described in Section 7.1 and in the preamble to this Agreement, the Executive agrees that he shall not, without the written permission of the Company or unless relieved of his obligations hereunder in accordance with
Section 4.4, (i) enter into the employ of or render any services to any person, firm, corporation or other entity engaged in any "Competitive Business" (as defined in Section 8.3), (ii) engage in any Competitive Business for his own account or (iii) become interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; provided, however, that nothing contained in this Section 8.1 shall be deemed to prohibit the Executive from acquiring, solely as an investment through market purchases, up to five percent (5%) of the voting securities of any entity which are registered under Section 12 of the Securities Exchange Act of 1934 and which are publicly traded so long as he is not, and does not become, part of any control group of such corporation.

                                    (b) The provisions of paragraph (a) of this
Section shall apply for and during the term of the Executive's service (including the term of full-time employment and the Advisory Period, if any) hereunder and, following termination of the Executive's full-time employment (including, without limitation, termination of the Executive's full-time employment pursuant to Section 4.1) or the end of the Advisory Period, if any, for an additional period of eighteen months or such lesser number of days as shall be equal to the number of days that shall have elapsed between the Initial


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Employment Date and the Executive's last day of full-time employment, provided, however, that if the Executive's term of full time employment shall be terminated pursuant to Section 4.4, the Executive's obligations under Section 8 shall be limited as provided in Section 4.4.

                           8.2 SPECIFIC REMEDY. In the event of a breach or
threatened breach by the Executive of Section 8.1, the Company shall, in addition to the other remedies provided by law, have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach of Section 8.1 will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Notwithstanding anything to the contrary contained in this Agreement, all options and other incentive awards granted to the Executive and all retirement, insurance and other benefits to which the Executive is entitled under any plan or agreement of the Company shall continue to be governed by the provisions of such plan or agreement upon the occurrence of any of the events referred to in Section 8.1.

                           8.3 "COMPETITIVE BUSINESS". The phrase "Competitive
Business" as used in this Agreement shall mean any line of business that is substantially the same as any line of any operating business engaged in or conducted by the Company and which, during, or at the expiration of, the term of the Executive's full-time employment, the Company was engaged in or conducting, or had, to the knowledge of the Executive, definitively planned to engage in or conduct, and which during the fiscal year of the Company next preceding the date as of which the determination of competitive stature

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needs to be made constituted at least 3% of the gross sales of the Company and its subsidiaries. The Executive may, without being deemed in violation of
Section 8.1, become a partner or employee of, or otherwise acquire an interest in, a stock or business brokerage firm, a consulting or advisory firm, an investment banking firm, or a similar organization (whether in partnership, corporate or other form) which, as part of its business, trades or invests in securities of Competitive Businesses or which represents or acts as agent or advisor for Competitive Businesses, but only on the condition that the Executive shall not personally render any services in connection with any such Competitive Business, either directly to such Competitive Business or other persons or to his firm in connection therewith.

                  9. NOTICES.

                  All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

                           9.1      If to the Company:

                                    Syratech Corporation
                                    175 McClellan Highway
                                    East Boston, Massachusetts 02128-9114

                                    Attention: Chief Executive Officer

                                    (with a copy, similarly addressed
                                    but Attention:  Legal Department)


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                           9.2 If to the Executive, to him at his address on the
personnel records of the Company.

                  10.      GENERAL.

                           10.1 GOVERNING LAW. This Agreement shall be governed
by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely in Massachusetts, except that the provisions of Section 6 shall be governed by the laws of the State of Delaware.

                           10.2 CAPTIONS. The Section headings contained herein
are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                           10.3 ENTIRE AGREEMENT. This Agreement sets forth the
entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

                           10.4 NO OTHER REPRESENTATIONS. No representation,
promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                           10.5 ASSIGNABILITY. This Agreement, and the
Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale,


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transfer or other disposition of all or substantially all of its business and assets; and such rights and obligations shall inure to, and be binding upon, any successor to the business or substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which shall expressly assume such obligations.

                           10.6 AMENDMENTS; WAIVERS. This Agreement may be
amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                      SYRATECH CORPORATION



                                      By:  /s/David V. Harkins
                                              Director


                                           /s/Ami A. Trauber